Exhibit 10.2

February 26, 2025

Trent Green

Dear Trent,

On behalf of NRC Health, we are pleased to offer you the position of Chief Executive Officer and member of NRC’s Board of Directors, effective as of your start date. Each of our Board members is excited to support your leadership of our organization and looks forward to the contributions you will make in this role. In accepting this offer, your start date will be June 1, 2025.

Your base salary will be $1,250,000 annually. In addition, effective on your start date, you will be granted 500,000 shares of NRC stock and cash signing bonus equal to the sum: [(closing value of stock grant on the trading day before the grant date / 0.6) – closing value of stock grant on the trading day before the grant date]. Other benefits will be consistent with those offered to associates from time to time, currently including:

●	Associate Empowerment Program allowance of up to $2,000 annually, prorated based on employment start date
●	Benefit eligibility, including insurance options and 401(k), as outlined in the NRC Health Benefits Guide
●	My Time Off (MTO), allowing you to take time as you need, which you need it
●	Up to 12 weeks paid leave for maternity, paternity, or adoption, as well as qualifying medical conditions for associates and dependents
●	Nine recognized holidays
●	Comprehensive Well Path program with benefit premium incentive

Trent, with this position, you will be joining an organization with a mission of empowering human centric care and a commitment to fostering strong partnerships with our clients. Our greatest strength is our associate talent, welcome aboard.

Sincerely,

/s/ Mike Hays

Mike Hays

Chief Executive Officer

Signature of acceptance:	/s/ Trent Green, 2/26/25
Trent Green